Exhibit 10.1

AMP Intermediate B.V.

c/o KPS Capital Partners, LP

485 Lexington Avenue, 31st Floor

New York, NY 10017

Attention:        Raquel Palmer

                        Ryan Baker

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:        John D. Amorosi

                        Brian Wolfe

October 12, 2020

Re:	Waiver of Certain Obligations Under Section 6.2 of the SAPA

Ladies and Gentlemen:

Reference is made to the Share and Asset Purchase Agreement, dated September 20, 2020 (the “SAPA”), by and among Garrett Motion Inc., Garrett Motion Holdings Inc., Garrett Motion Holdings II Inc., Garrett ASASCO Inc., AMP Intermediate B.V. and AMP U.S. Holdings, LLC. Capitalized terms used but not defined herein have the meanings set forth in the SAPA. The Sellers hereby request the consent of Buyer for the actions described below in accordance with Section 6.2 of the SAPA.

I. Description of Action(s) Proposed:

In connection with a proposed issuance of promissory notes in the People’s Republic of China, and in direct response to the commencement of the Chapter 11 proceedings in the United States, the Industrial and Commercial Bank of China (“ICBC”) has asked Honeywell Automotive Parts Services (Shanghai) Co., Ltd. to provide certain collateral as described below to secure the issuance of new promissory notes to Garrett’s suppliers in the Ordinary Course.

In order to provide the requested collateral, Garrett proposes providing a pledge over promissory notes received by Garrett as payment from its customers in China. Garrett believes the use of such promissory notes as collateral has certain advantages over the use of cash collateral, e.g., but not limited to, preventing the company from discounting promissory notes and from incurring associated discounting fees.

ICBC has requested a pledge over RMB 115,000,000 (approximately USD 17,000,000) of promissory notes held by Garrett (“Customer Promissory Notes”). The pledge would provide for revolving security until April 9, 2021 (or earlier, if new credit were to be approved prior to, on or after the completion of the Chapter 11 process). Garrett requests Buyer’s consent for this pledge of Customer Promissory Notes, which Buyer agrees to provide under the following conditions:

(1) the pledge of Customer Promissory Notes to ICBC does not exceed RMB 115,000,000 and shall be in a form customary for a pledge of this type, and shall only require Buyer’s consent under Section 6.2(b)(xi) of the SAPA;

(2) Sellers agree to use (and to cause the Acquired Subsidiaries to use) commercially reasonable efforts to cause ICBC to release the pledge on the Customer Promissory Notes prior to the Closing;

(3) Sellers agree to replace the pledged Customer Promissory Notes with Cash Collateral at Buyer’s written request no later than ten (10) Business Days’ after such request is made; and

(4) to the extent such Customer Promissory Notes remain pledged as of the Closing, the Parties agree that Buyer shall be entitled to a downwards adjustment to the Purchase Price in an amount equal to the face value of such pledged Customer Promissory Notes (and Section 6.15 of the SAPA shall apply to the pledged Customer Promissory Notes as if such pledged Customer Promissory Notes were “Cash Collateral” thereunder, mutatis mutandis).

II. Relevant SAPA Provision(s) Pursuant to Which Consent is Sought:

Section 6.2(b)(xi) (regarding the creation or incurrence of any material Encumbrance on any Acquired Asset, other than a Permitted Encumbrance).

III. Contact Information for Sellers:

Cyril Grandjean (Cyril.Grandjean@garrettmotion.com).

Please confirm your agreement and consent by countersigning this consent letter in the space indicated below. Please return the signed consent at your earliest convenience. By countersigning this consent letter, Buyer acknowledges and agrees that (i) it irrevocably consents to the actions described in this consent letter and (ii) this consent letter and its contents are confidential information and shall be kept by Buyer in accordance with Section 6.9 of the SAPA.

Thank you for your cooperation and prompt attention to this matter.

*        *        *

GARRETT MOTION INC.

By:	/s/ Jerome Maironi
Name:	Jerome Maironi
Title:	General Counsel and Corporate
Secretary

GARRETT MOTION HOLDINGS INC.

By:	/s/ Jerome Maironi
Name:	Jerome Maironi
Title:	General Counsel and Corporate
Secretary

GARRETT ASASCO INC.

By:	/s/ Jerome Maironi
Name:	Jerome Maironi
Title:	General Counsel and Corporate
Secretary

GARRETT MOTION HOLDINGS II INC.

By:	/s/ Jerome Maironi
Name:	Jerome Maironi
Title:	General Counsel and Corporate
Secretary

Consented and agreed, intending to be legally bound hereby:

AMP INTERMEDIATE B.V.

By:	/s/ Florian Küppers
Name:	Florian Küppers
Title:	Managing Director